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                                                                    Exhibit 11.1

                      CAMBRIDGE TECHNOLOGY PARTNERS (MASSACHUSETTS), INC.
                   STATEMENTS REGARDING COMPUTATION OF EARNINGS PER SHARE
                           (in thousands, except per share data)


                                                                               Years Ended December 31,
                                                                       -----------------------------------
                                                                            1996          1995        1994
                                                                       -----------------------------------
Net income                                                             $   21,100    $   13,348  $    7,922
                                                                       ==========    ==========  ==========
Weighted average number of common shares outstanding                       47,118        45,055      43,879
Dilutive effect of common equivalent shares of stock options
   and warrants                                                             7,519         6,807       4,248
                                                                       ----------    ----------  ----------
Weighted average number of common and common equivalent
   shares outstanding                                                      54,637        51,862      48,127
                                                                       ==========    ==========  ==========
   Net income per share (1)                                            $      .39    $      .25  $      .16
                                                                       ==========    ==========  ==========


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(1) Primary and Fully-diluted income per share are the same for all periods presented.